Exhibit 4.9

Coal Blending and Processing Cooperation Agreement

Party A: Shanxi Jinxuan Investment Co., Ltd.

Address: Rooms 1802-1812, 18/F, Bldg. T4, China Resources Building, Changxing North Street, Wanbolin District, Taiyuan

Legal representative: Guo Xiangyang

Party B: Liulin County Xin'an Yuanda Coal Coke Co., Ltd.

Domicile: Degangyuan Village, Jiajiayuan Township, Liulin County

Legal representative: Hao Dengyun

Whereas,

Party A possesses proprietary coal blending and processing technology and adopts a unique blending technology to process and produce coking coal for different types of coke ovens, so that downstream coking enterprise customers can produce high-quality coke at a relatively low cost.

Party B has coal blending and processing qualifications required by relevant laws and regulations and has the processing conditions and processing capacity to meet demands of Party A.

In accordance with the Contract Law of the People’s Republic of China and other laws and regulations, on the principles of honesty, faithfulness, equality, voluntariness, mutual benefit and reciprocity, the parties reach this Agreement on coal blending and processing cooperation through consultation as follows:

I. Mode of Cooperation

1. Party A and Party B cooperate to produce mixed and processed coal. Party A provides proprietary coal blending technology and designate technical personnel as required; Party B provides premises and equipment necessary for coal blending and processing as required by Party A and provides raw coals according to indicators and quantities required by Party A.

Specific indicators required by Party A for raw coal are as follows:

Type-A raw coal indicators: moisture ≤7%, ash ≤16%, sulfur ≤1%, volatile content ≤22%, G value ≥80, characteristics: 6.

Type-B raw coal indicators: moisture ≤7%, ash ≤19%, sulfur ≤0.7%, volatile content ≤22%, G value ≥60, characteristics: 5.

2. The finished mixed and processed coal after blending and processing shall be put into the transport vehicle designed by Party A, and belong to Party A. Party A will make settlement with Party B based on such finished mixed and processed coal. The salaries and expenses related to proprietary technology and technical personnel provided by Party A and the premises, equipment and raw coals provided by B will not be included in the settlement price.

3. Matters not covered herein such as inspection and acceptance, delivery and settlement of the finished mixed and processed coal shall be determined in a supplementary agreement separately concluded by the parties.

II. Rights and Obligations

1. Salaries and expenses of technical personnel designated by Party A shall be paid by Party A.

2. Party A shall have the right to keep its coal blending and processing technology confidential, and Party B shall have no right to require Party A to disclose its technical content.

3. During the coal blending and processing period, Party A shall have the right to handle matters concerning coal blending and processing at its sole discretion without any interference by any third party, including Party B.

4. Raw coals required for processing shall be supplied by Party B. Indicators of raw coals supplied by Party B shall meet requirements of Party A.

5. Party B shall be responsible for maintenance and repair of equipment used for processing, and shall ensure that processing equipment and premises are maintained in good condition at its sole expenses.

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III. Confidentiality

Each of the parties hereto shall be obliged to keep confidential any know-how or business secret in terms of production and operation or otherwise of the other party learned by it during the negotiation, execution and performance of this Agreement, and shall not disclose, divulge or distribute the same to any third party without the other party’s prior written consent.

IV. Alteration

The parties hereto may make supplementations or alterations to this Agreement by entering into a supplementary agreement in writing upon consensus reached through consultation.

V. Dispute Resolution

Any dispute arising during the performance of this Agreement shall be resolved through consultation; if the consultation fails, either party may file a lawsuit with the people’s court.

VI. Effectiveness and Term

The term of this Agreement shall be one(1) year as of the date it is signed and stamped by the parties. This Agreement is made in duplicate, with each party holding one(1) copy, and both copies shall be equally authentic.

Party A (Seal): Shanxi Jinxuan Investment Co., Ltd.

Legal Representative (Signature):

Date of signing: September 26, 2019

Party B (Seal): Liulin County Xin'an Yuanda Coal Coke Co., Ltd.

Legal Representative (Signature): Hao Dengyun

Date of signing: September 26, 2019

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